                         SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C.

                                    SCHEDULE 13G
                     (Under the Securities Exchange Act of 1934)
                                 (Amendment No. 1)*

                                C*ATS Software Inc.
                   ----------------------------------------------
                                  (Name of Issuer)

                                    COMMON STOCK
                   ----------------------------------------------
                           (Title of Class of Securities)

                                    124778 10 1
                   ----------------------------------------------
                                   (Cusip Number)

   Check the following box if a fee is being paid with this statement [   ].
   (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of more than five percent or less of such class.)  (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
  Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

[Continued on the following page (s) ]
Page   1   of  7   Pages                               CUSIP No. 124778 10 1

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Page   2   of  7   Pages                               CUSIP No. 124778 10 1
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1.   NAME OF REPORTING PERSON
     S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ROD A. BECKSTROM
     ###-##-####
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP'S
          (a)(     )
          (b)(     )
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                                   5.   SOLE VOTING POWER
                                        1,017,333
                                   ---------------------------------------------
NUMBER OF                          6.   SHARED VOTING POWER
SHARES
BENEFICIALLY                            0
OWNED BY                           ---------------------------------------------
EACH                               7.   SOLE DISPOSITIVE POWER
REPORTING
PERSON                                  1,017,333
WITH                               ---------------------------------------------

8.   SHARED DISPOSITIVE POWER
     NONE
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,017,333
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     14.92%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IN

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PAGE   3   OF   7   PAGES                         CUSIP NO. 124778 10 1
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ROD A. BECKSTROM TRUST

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP'S
          (a)(     )
          (b)(     )
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                                        SOLE VOTING POWER
                                   5.   1,013,333
                                   ---------------------------------------------
NUMBER OF                          6.   SHARED VOTING POWER
SHARES
BENEFICIALLY                            0
OWNED BY                           ---------------------------------------------
EACH                               7.   SOLE DISPOSITIVE POWER
REPORTING
PERSON                                  1,017,333
WITH                               ---------------------------------------------

8.   SHARED DISPOSITIVE POWER
     NONE
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,013,333
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      14.86%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IN


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PAGE   4   OF   7   PAGES                              CUSIP NO. 124778 10 1
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1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ELLIOTT A. BECKSTROM - TRUST

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP'S
          (a)(     )
          (b)(     )
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                                   5.   SOLE VOTING POWER
                                        0
                                   ---------------------------------------------
NUMBER OF                          6.   SHARED VOTING POWER
SHARES
BENEFICIALLY                            2,000
OWNED BY                           ---------------------------------------------
EACH                               7.   SOLE DISPOSITIVE POWER
REPORTING
PERSON                                  0
WITH                               ---------------------------------------------

                                   8.   SHARED DISPOSITIVE POWER
                                        2,000
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,000
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .03%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IN

PAGE   5   OF  7   PAGES                          CUSIP NO. 124778 10 1
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     EMMA M. BECKSTROM - TRUST

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP'S
          (a)(     )
          (b)(     )
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                                   5.   SOLE VOTING POWER
                                        0
                                   ---------------------------------------------
NUMBER OF                          6.   SHARED VOTING POWER
SHARES
BENEFICIALLY                            2,000
OWNED BY                           ---------------------------------------------
EACH                               7.   SOLE DISPOSITIVE POWER
REPORTING
PERSON                                  0
WITH                               ---------------------------------------------

                                   8.   SHARED DISPOSITIVE POWER
                                        2,000
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,000
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     .03%
--------------------------------------------------------------------------------
TYPE OF REPORTING PERSON

     IN

PAGE 6 OF  7  PAGES                               CUSIP #:  124778 10 1

SCHEDULE 13G

ITEM 1 (A):    NAME OF ISSUER:

          C*ATS SOFTWARE INC.

1 (B):    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          1870 EMBARCADERO ROAD
          PALO ALTO, CA  94303

ITEM 2 (A):    NAME OF PERSON FILING:

          ROD A. BECKSTROM

ITEM 2 (B):    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

          C-ATS SOFTWARE INC.
          1870 EMBARCADERO ROAD
          PALO ALTO, CA  94303

ITEM 2 (C):    CITIZENSHIP:

          UNITED STATES OF AMERICA

ITEM 2 (D):    TITLE OF CLASS OF SECURITIES:

          COMMON STOCK

ITEM 2 (E):    CUSIP NUMBER:

          124778 01 1

ITEM 3:   TYPE OF REPORTING PERSON:

          THIS STATEMENT IS NOT BEING FILED PURSUANT TO RULE 13D-1(B) OR
          13D-2(B)

ITEM 4:        OWNERSHIP:

(a) AMOUNT BENEFICIALLY OWNED: DLB, IN ITS CAPACITY AS INVESTMENT ADVISER, MAY BE DEEMED THE BENEFICIAL OWNER OF 1,147,083 SHARES OF COMMON STOCK OF THE ISSUER WHICH ARE OWNED BY NUMEROUS INVESTMENT COUNSELING CLIENTS.

(b)  PERCENT OF CLASS:   16.82%

(c) FOR INFORMATION ON VOTING AND DISPOSITIVE POWER WITH RESPECT TO THE ABOVE LISTED SHARES, SEE ITEMS
     5 - 8 OF COVER PAGE.

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PAGE 7  OF  7  PAGES                                   CUSIP #:  124778 10 1

ITEM 5:        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  NOT APPLICABLE

ITEM 6:        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not Applicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not Applicable

ITEM 8:        IDENTIFICATION AND CLASSIFICAITON OF MEMBER OF THE GROUP:

          Not Applicable

ITEM 9:        NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable

ITEM 10:  CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or a s a participant in any transaction having such purpose or effect.

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date:  February 13, 1998
               Signature:  -- //Rod A. Beckstrom//--
               Name/Title: Rod A. Beckstrom
               Founder and CEO